Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Viking Therapeutics, Inc. on Form S-8 of our report dated March 7, 2018, with respect to our audits of the financial statements of Viking Therapeutics, Inc. as of December 31, 2017 and 2016 and for the years then ended, appearing in the Annual Report on Form 10-K of Viking Therapeutics, Inc. for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum llp

Irvine, California

March 7, 2018